UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report
     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of
earliest event reported):     May 27, 2004

                            Brown-Forman Corporation
             (Exact name of registrant as specified in its charter)

   Delaware                    1-123              61-0143150
(State or other            (Commission         (I.R.S. Employer
 jurisdiction of            File Number)       Identification No.)
 incorporation)

 850 Dixie Highway, Louisville, Kentucky           40210
(Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including area code (502) 585-1100

Item 7.  Financial Statements and Exhibits

 (a)      Not applicable.
 (b)      Not applicable.
 (c)      Exhibits.
          99.1     Press Release, dated May 27, 2004

Item 12. Results of Operations and Financial Condition

Brown-Forman Corporation issued a press release on May 27, 2004 reporting results of its operations for the fiscal quarter and fiscal year ended April 30, 2004. A copy of this Brown-Forman Corporation press release is attached hereto as Exhibit 99.1.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Brown-Forman Corporation
                                            (Registrant)


Date:   May 27, 2004                          By:  /s/ Michael B. Crutcher
                                                Michael B. Crutcher
                                                Vice Chairman, General Counsel
                                                and Corporate Secretary



Exhibit  Index
99.1 Press Release, dated May 27, 2004, issued by Brown-Forman Corporation

                                                                 Exhibit 99.1

FOR IMMEDIATE RELEASE

BROWN-FORMAN REPORTS 16% EPS GROWTH FOR FISCAL 2004

Louisville, KY, May 27, 2004 - Brown-Forman Corporation reported earnings per share for the year ended April 30, 2004 of $2.11, up 16% over the prior year. (All earnings per share amounts have been adjusted to reflect the January 2004 two-for-one stock split.) The strong earnings performance was due to solid profit growth for both Jack Daniel's and Southern Comfort, benefits from a weaker U.S. dollar, the effects of the March 2003 share repurchase, and a modest increase in profits from the company's wine brands. Partially offsetting these factors was a significant drop in profits from the Consumer Durables segment. Fiscal 2004 earnings were also reduced by $0.06 per share due to the settlement of a lawsuit with Diageo involving the distribution of Jack Daniel's in the United Kingdom.

Fourth quarter earnings per share were $0.47, up 5% from the $0.45 earned in the previous year. Sales and gross profit growth for the Beverage segment remained strong in the fourth quarter. However, as previously communicated, fourth quarter earnings growth was suppressed by a significant increase in advertising and promotional investments designed to accelerate the future growth of the spirits brands. In addition, fourth quarter results were moderated by a reduction in global trade inventories for Beverages and lower operating income from Consumer Durables. These factors, combined with continued higher pension costs, tempered earnings growth for the quarter.

Beverages

Demand for premium spirits brands has accelerated over the past year, particularly in the United States, the company's largest market. Revenue and gross profit for the Beverage segment were up 11% and 14%, respectively, in fiscal 2004. The strong revenue and gross profit growth was driven by favorable currency trends, continued volume growth and price increases for the company's premium spirits brands, the addition of new markets to Brown-Forman's distribution arrangement for Finlandia Vodka, and the increased profitability of the company's new distribution arrangement in the U.K. Gross profit from the company's wine brands declined due to a drop in volumes for both Fetzer and Bolla. However, the gross margin percentage for the company's wine brands increased slightly this year, caused by selected price increases and a favorable shift in mix.

Due in part to the robust environment for spirits in the U.S., beverage advertising investments were up over 15% in fiscal 2004, as the company significantly increased brand building efforts behind its premium spirits brands. SG&A expenses increased 11%, reflecting the consolidation of the operations of Finlandia Vodka Worldwide and Tuoni e Canepa, both of which were acquired late in the prior fiscal year; $7 million of incremental pension and post-retirement expense; $4 million of wine reorganization costs; and incremental sales and marketing personnel in the U.K. to support the new, more profitable distribution arrangement.

Jack Daniel's and Southern Comfort both achieved record profit levels last year. Favorable currency trends, the new distribution arrangement in the U.K., and higher volumes and pricing contributed to double-digit profit growth for the brands. Consumer demand for Jack Daniel's Tennessee Whiskey accelerated this year, particularly in the United States, where volumes were up in the mid-single digits. Volume growth was also strong in the U.K., Canada, South Africa and China. Volumes in Korea, Japan and most of Continental Europe were sluggish, however, as mixed economic conditions and unfavorable trends for premium spirits moderated volume growth. Volumes for Southern Comfort were positive in the U.S., U.K. and South Africa, but weak in most of the brand's other major markets. Brown-Forman volumes for Finlandia were also up, reflecting the new markets of distribution added late last fiscal year. Sales for Finlandia in the U.S. improved in the second half of the fiscal year, as the introduction of a new package and increased promotional investments stimulated demand for the brand. Although both Canadian Mist and Early Times struggled in the highly competitive mid-priced spirits market in the U.S., the company's developing brands (such as Woodford Reserve and Tuaca Liqueur) continue to show very strong volume growth.

Profits for the company's wine brands improved slightly in fiscal 2004 as volume declines for Fetzer and Bolla were more than offset by lower brand and SG&A spending. Continued competitive pressure from both imported and domestic wine brands, lower industry pricing, and above-market contract grape costs created a difficult environment for the company's California wines. Partially as a result of these challenges, the company reorganized its wine operations (incurring approximately $4 million in severance and related costs), which should benefit future results. In contrast to the oversupply situation in California, a shortage of certain Italian grape varietals and the weaker U.S. dollar increased costs for Bolla. In response to these cost pressures, Bolla increased pricing more aggressively than its competitors, which contributed to the brand's volume decline. Volumes and profits for Korbel Champagnes were higher, as the brand continued to increase its market share in the United States.

The following chart summarizes the fiscal 2004 worldwide depletions for Brown-Forman's major beverage brands. Depletions are defined as nine-liter case movements from wholesale distributors to retailers, and are generally used in the wine and spirits industry as the most accurate approximation of consumer demand.

         Brand                           Cases (000's)           % Change
         Jack Daniel's                      7,205                     6%
         Total RTDs (1)                     2,540                    14%
         Southern Comfort                   2,185                     1%
         Canadian Mist                      2,150                    (7%)
         Finlandia (2)                      1,725                    35%
         Fetzer                             2,550                   (14%)
         Bolla                              1,440                   (13%)
         Korbel                             1,145                     2%


        (1) RTD (ready-to-drink) volumes include Jack Daniel's, Southern Comfort and Finlandia RTD products with the exception of Jack Daniel's Original Hard Cola, which was marketed and sold by SABMiller during fiscal 2004.

        (2) Depletions for Finlandia benefited from the addition of new markets to Brown-Forman's distribution agreement. Excluding these new markets, comparable depletions for Finlandia were up 2%.

Consumer Durables

The environment for the fine china, tableware, giftware, and luggage categories has not improved. Sales at Lenox were essentially flat this year as modest increases in sales to wholesale customers were offset by declines in sales in both the company's retail outlet stores and the direct-to-consumer division. The segment experienced a slight drop in gross profit, primarily from a shift in product mix and aggressive discounting designed to lower retail outlet inventories.

The new management team at Lenox has taken steps to reduce fixed costs, increase production efficiencies, close unprofitable retail outlet locations, and develop relevant new products. As a result, the company incurred several charges, including severance, a write-down for impaired real estate associated with previous plant closures, and start-up costs related to a new distribution center. The company expects that these actions, combined with lower capital expenditures and lower inventory requirements, will result in an increase in cash flow and earnings for the segment next year.

Outlook

Owsley Brown II, Chairman and Chief Executive Officer said, "Brown-Forman is optimistic about its earnings outlook for fiscal 2005, due to expected growth for Jack Daniel's and Southern Comfort, improved profitability for the wine brands, and benefits from the recent initiatives in the Consumer Durables segment." As a result, the company currently expects fiscal 2005 earnings to grow approximately 10-15%, to a range of $2.32 to $2.42 per share.

Conference Call

The company will host a conference call to discuss fiscal 2004 financial results at 4:30 p.m. this afternoon. All interested parties in the U.S. are invited to join the conference by dialing 888-624-9285 and asking for the Brown-Forman call. International callers should dial 706-679-3410 and ask for the Brown-Forman call. No password is required. The company suggests that participants dial in approximately ten minutes in advance of the 4:30 p.m. start of the conference call.

A live audio broadcast of the conference call will also be available via Brown-Forman's Internet Web site, www.brown-forman.com, through a link to "Investor Information." For those unable to participate in the live call, a replay will be available by calling 800-642-1687 (U.S.) or 706-645-9291 (international). The identification code is 7503042. A digital audio recording of the conference call will also be available on the Web site approximately one hour after the conclusion of the conference call and will remain on the Web site for at least 30 days.

Brown-Forman Corporation is a diversified producer and marketer of fine quality consumer products, including Jack Daniel's, Canadian Mist, Southern Comfort, Finlandia Vodka, Fetzer and Bolla wines, Korbel California Champagnes, Lenox, Dansk, and Gorham tableware and giftware, and Hartmann Luggage.

IMPORTANT NOTE ON FORWARD-LOOKING STATEMENTS:

This report contains statements, estimates or projections that constitute "forward looking statements" as defined under U.S. federal securities laws. Generally, the words "expect", "believe", "intend", "estimate", "will", and "project" and similar expressions identify a forward-looking statement, which speaks only as of the date the statement is made. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

These statements are also subject to a number of important risks and uncertainties that could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed. These risks include, but are not limited to:

 - changes in general economic conditions, political and social trends;
 - impact on profits earned overseas by a strengthening U.S. dollar against foreign currencies, especially the British Pound;
 - reduced bar, restaurant, hotel and travel business in wake of other terrorist attacks, such as occurred on 9/11;
 - developments in the class action lawsuits filed against Brown-Forman and other spirits, beer and wine manufacturers alleging that our advertising causes illegal consumption of alcohol by those under the legal drinking age, or other attempts to limit alcohol marketing, through either litigation or regulation;
 - tax increases, whether at the federal or state level;
 - increases in the price of grain and grapes;
 - continued depressed retail prices and margins in our wine business because of our excess wine inventories, existing grape contract obligations, and a world-wide oversupply of grapes; and
 - the effects on our consumer durables business of the general economy, department store business, response rates in our direct marketing business, and profitability of mall outlet operations.

These statements are also subject to the factors mentioned in Part 1, Item 2 of the Company's Form 10-K for the year ended April 30, 2003, which we incorporate herein by reference.

                            Brown-Forman Corporation
                        Consolidated Statements of Income
                 (Dollars in millions, except per share amounts)

                                       Three Months Ended
                                           April 30,
                                      2003           2004         Change

Net Sales                            $570.8         $625.0           9%
   Beverages                          445.5          495.8          11%
   Consumer Durables                  125.3          129.2           3%

Gross Profit                         $286.7         $319.2          11%
   Beverages                          226.0          259.0          15%
   Consumer Durables                   60.7           60.2          (1%)

Advertising Expenses                  $68.5          $93.8          37%
   Beverages                           46.9           72.6          55%
   Consumer Durables                   21.6           21.2          (2%)

Selling, General, and
   Administrative Expenses           $128.8         $134.5           4%
   Beverages                           92.3           98.4           7%
   Consumer Durables                   36.5           36.1          (1%)

Other Expense (Income), net           $(1.6)         $ 2.0
   Beverages                           (0.7)          (0.5)
   Consumer Durables                   (0.9)           2.5

Operating Income                     $ 91.0         $ 88.9          (2%)
   Beverages                           87.5           88.5           1%
   Consumer Durables                    3.5            0.4         (89%)

     Interest Expense, net              3.0            4.3

Income Before Income Taxes           $ 88.0         $ 84.6          (4%)

     Taxes on Income                   29.8           26.8

Net Income                            $58.2          $57.8          (1%)

Earnings Per Share
   - Basic                            $0.45          $0.48           5%
   - Diluted                          $0.45          $0.47           5%


Note: Earnings per share have been restated to reflect the 2-for-1 stock split effective in January 2004.

                            Brown-Forman Corporation
                        Consolidated Statements of Income
                 (Dollars in millions, except per share amounts)

                                           Year Ended
                                            April 30,
                                      2003           2004         Change

Net Sales                          $2,376.3       $2,576.8           8%
   Beverages                        1,795.1        1,992.1          11%
   Consumer Durables                  581.2          584.7           1%

Gross Profit                       $1,180.3       $1,298.3          10%
   Beverages                          900.2        1,024.2          14%
   Consumer Durables                  280.1          274.1          (2%)

Advertising Expenses                 $321.3         $353.8          10%
   Beverages                          230.0          265.0          15%
   Consumer Durables                   91.3           88.8          (3%)

Selling, General, and
   Administrative Expenses           $485.1         $526.9           9%
   Beverages                          329.5          365.7          11%
   Consumer Durables                  155.6          161.2           4%

Other Expense (Income), net           $(4.5)         $10.8
   Beverages                           (7.3)           3.6
   Consumer Durables                    2.8            7.2

Operating Income                     $378.4         $406.8           8%
   Beverages                          348.0          389.9          12%
   Consumer Durables                   30.4           16.9         (45%)

     Interest Expense, net              5.6           19.3

Income Before Income Taxes           $372.8         $387.5           4%

     Taxes on Income                  127.5          129.8

Net Income                           $245.3         $257.7           5%

Earnings Per Share
   - Basic                            $1.82          $2.12          17%
   - Diluted                          $1.82          $2.11          16%


Note: Earnings per share have been restated to reflect the 2-for-1 stock split effective in January 2004.

                            Brown-Forman Corporation
                      Condensed Consolidated Balance Sheets
                              (Dollars in millions)

                                                 April 30,             April 30,
                                                   2003                  2004
Assets:
Cash and cash equivalents                        $   72.0              $   67.7
Accounts receivable, net                            324.6                 348.6
Inventories                                         584.6                 557.2
Other current assets                                 85.9                 110.0
     Total current assets                         1,067.1               1,083.5

Property, plant, and equipment, net                 506.1                 515.2
Trademarks and brand names                          235.0                 246.6
Goodwill                                            311.0                 314.6
Other assets                                        144.4                 216.1
     Total assets                                $2,263.6              $2,376.0

Liabilities:
Commercial paper                                 $  167.1              $   49.5
Accounts payable and accrued expenses               297.2                 271.5
Accrued taxes on income                              43.4                  48.0
Current portion of long-term debt                    40.1                   0.1
     Total current liabilities                      547.8                 369.1

Long-term debt                                      628.7                 629.9
Deferred income taxes                                77.8                 122.2
Accrued postretirement benefits                     142.7                 136.7
Other liabilities                                    26.4                  33.0
     Total liabilities                            1,423.4               1,290.9

Stockholders' equity                                840.2               1,085.1

Total liabilities and stockholders' equity       $2,263.6              $2,376.0

                            Brown-Forman Corporation
                            Supplemental Information
                              (Dollars in millions)


                                                        Three Months Ended
                                                             April 30,
                                                    2003                  2004

Depreciation and amortization                      $13.5                 $14.3

Excise taxes                                       $79.9                 $90.7

Additions to property, plant, and equipment        $63.9                 $12.8

Effective tax rate                                  33.8%                 31.7%

Shares (in thousands) used in the
calculation of earnings per share
   - Basic                                        128,373               121,512
   - Diluted                                      128,781               122,275



                                                            Year Ended
                                                             April 30,
                                                    2003                  2004

Depreciation and amortization                      $55.0                 $56.0

Excise taxes                                      $317.5                $363.7

Additions to property, plant, and equipment       $118.6                 $55.6

Effective tax rate                                  34.2%                 33.5%

Shares (in thousands) used in the
calculation of earnings per share
   - Basic                                        134,748               121,359
   - Diluted                                      135,126               121,986



These figures have been prepared in accordance with the company's customary accounting practices. Share data has been restated to reflect the 2-for-1 stock split effective in January 2004.